Exhibit 99.1

Contact:

Investors	News Media
Maggie Flynn Morris	John Stevens
(617) 369 8577	(617) 867 1451
maggiemorris@digitasinc.com	jstevens@digitasinc.com

DIGITAS INC. UPDATES GUIDANCE IN RESPONSE TO DELTA AIR LINES’ BANKRUPTCY

BOSTON, September 16, 2005—Digitas Inc. (Nasdaq: DTAS) today announced that it expects to establish a reserve to cover amounts due that may not be collectable as a result of Delta Air Lines’ bankruptcy reorganization. Digitas Inc. expects to take a charge of approximately $3 million - $4 million in bad debt expense in the third quarter of 2005 related to Delta’s bankruptcy.

Updated Guidance

Including the impact of the charge taken for bad debt expense related to Delta Air Lines’ bankruptcy reorganization, Digitas Inc. said it anticipates earnings per share calculated in accordance with generally accepted accounting principles of $0.05 – $0.07 in the third quarter of 2005 and $0.40 - $0.43 for the full year 2005. In addition, Digitas Inc. expects adjusted cash earnings1 of $0.07 – $0.09 per share for the third quarter of 2005 and $0.45 - $0.48 for the full year 2005.

Digitas Inc. reiterated its fee revenue guidance of $83 million – $85 million for the third quarter of 2005 and $334 million - $340 million for the full year 2005.

Digitas Inc. said it expects its Modem Media agency to remain a principal marketing partner for Delta’s marketing efforts, including Delta.com and flysong.com, interactive marketing, and its flagship affinity program Delta SkyMiles®.

About Digitas Inc.

Digitas Inc. (Nasdaq: DTAS) is among the world’s largest marketing services organizations and is the parent company of two of the industry’s most successful digital and direct marketing agencies: Modem Media and Digitas LLC. Digitas Inc. agencies offer strategic and marketing services that drive measurable acquisition, cross-sell, loyalty, affinity and customer care engines across digital and direct media for world-leading marketers. The Digitas Inc. family has long-term relationships with such clients as American Express, AOL, AT&T, Delta Air Lines, General Motors, IBM, Kraft Foods, Michelin and Unilever. Founded in 1980, Digitas Inc. and its two agencies: Modem Media, with offices in London, Norwalk, and San Francisco; and, Digitas LLC, with offices in Boston, Chicago, and New York, employ more than 1,500 professionals.

###

[1]	The company’s adjusted cash earnings calculation excludes from its GAAP earnings amortization of intangible assets, stock-based compensation, restructuring expenses (income), and extraordinary items, if any, and employs the company’s actual tax provision. The company believes its adjusted cash earnings calculations are meaningful as they exclude any noncash charges which the company believes are not necessarily indicative of the performance of the company’s underlying business. Management believes the presentation of earnings excluding these charges provides useful information to investors as measures of operating performance basic to the company’s ongoing operations and comparable from period to period. The following table reconciles projected adjusted cash earnings per share to projected GAAP earnings per share.

	3 Months Ended 9/30/05		12 Months Ended 12/31/05
	Low End	High End	Low End	High End
GAAP earnings	$0.05	$0.07	$0.40	$0.43

Amortization of intangible assets	0.01	0.01	0.03	0.03
Stock-based compensation	0.01	0.01	0.02	0.02

Total of adjustments	$0.02	$0.02	$0.05	$0.05

Adjusted cash earnings	$0.07	$0.09	$0.45	$0.48

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding management’s expectations with respect to future revenues, earnings per share and adjusted cash earnings per share and statements regarding the company’s Modem Media agency, the company’s future business prospects and client spending patterns. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, risks and uncertainties related to Delta Air Lines’ bankruptcy reorganization, including the risk of non-payment by Delta Air Lines of amounts due to the company and/or the material reduction or termination of the business relationship between the company and Delta Air Lines, overall economic and business conditions, the demand for the company’s services (including the willingness and ability of the company’s clients to maintain or expand their spending), competitive factors in the company’s markets and the company’s ability to effectively manage its growth and client relationships, among other factors. A further list and description of some of the risks and uncertainties potentially impacting the company’s business and future performance can be found in the company’s filings with the Securities Exchange Commission. Guidance offered by Digitas in this press release represents a point-in-time estimate made on September 16, 2005 and is based upon numerous assumptions that while believed to be reasonable may not prove to be accurate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.